Exhibit 99.2

Final Transcript

Thomas StreetEventsSM

Conference Call Transcript

EPIC – Q4 2008 Epicor Software Earnings Conference Call

Event Date/Time: Feb. 04. 2009 / 5:00PM ET

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FINAL TRANSCRIPT
Feb. 04. 2009 / 5:00PM ET, EPIC - Q4 2008 Epicor Software Earnings Conference Call

CORPORATE PARTICIPANTS

Damon Wright

Epicor Software—Head of IR

George Klaus

Epicor Software—Chairman, President, CEO

Russ Clark

Epicor Software—SVP Finance

John Hiraoka

Epicor Software—SVP, Chief Marketing Officer

CONFERENCE CALL PARTICIPANTS

Branden Chen

Piper Jaffray—Analyst

Harish Parwani

Jefferies & Company—Analyst

Justin Bandy

KeyBanc Capital Markets—Analyst

Perry Wong

UBS—Analyst

Peter Goldmacher

Cowen and Company—Analyst

Brad Sills

Barclays Capital—Analyst

Mark Schappel

The Benchmark Company—Analyst

PRESENTATION

Operator

Good day, everyone. And welcome to the Epicor Software Q4 2008 Earnings Result Conference Call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Damon Wright, Head of Investor Relations. Please go ahead, sir.

Damon Wright —Epicor Software—Head of IR

Thank you, Lori. Good afternoon. We appreciate you all joining us on our call today to discuss Epicor’s 2008 Fourth Quarter Financial Results. Our press release issued this afternoon detailing these results may be accessed on our website at www.epicor.com under the Investor section.

Joining us on today’s call are George Klaus, Epicor’s Chairman, President, and CEO; and Russ Clark, Senior Vice President Finance and our Principle Accounting Officer. John Hiraoka, our Senior Vice President and Chief Marketing Officer is also on the call to participate in the Q&A session. George will begin the call with a few comments, followed by Russ who will discuss certain financial results in more detail.

Before we begin, I would appreciate your patience as I review our Safe Harbor statement. The discussions on today’s call will include forward-looking statements. These forward-looking statements include statements regarding the Company’s expected revenue, earnings, and other financial results, as well as new product releases and other statements that are not historical facts.

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FINAL TRANSCRIPT
Feb. 04. 2009 / 5:00PM ET, EPIC - Q4 2008 Epicor Software Earnings Conference Call

Actual results may differ materially from those expressed or implied in the forward-looking statements. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in our forward-looking statements, please see our annual report on Form 10-K for the period ended December 31, 2007 and our Form 10-Q for the period ended September 30, 2008.

Today’s comments will also include a discussion of certain non-GAAP financial measures, such as adjusted EBITDA, free cash flow, and non-GAAP revenue and non-GAAP earnings, which exclude amortization of prior intangible assets, stock-based compensation expense, restructuring, and other charges. The most directly comparable GAAP financial measures and information reconciling the Company’s non-GAAP and GAAP results are included in our earnings release and in the Form 8-K to be filed with the SEC.

With that, I’d now like to turn the call over to George.

George Klaus – Epicor Software – Chairman, President, CEO

Thank you, Damon. Hello, everyone. I am pleased to have the opportunity to once again address Epicor’s shareholders and analysts, and this time to review our 2008 fourth quarter and full-year results, and to provide some insight into how Epicor is approaching 2009. I also want to welcome our employees and customers who also listen to these calls.

In 2008, we saw a dramatic turndown in the global economic environment and given the seemingly daily gloomy economic data, 2009 also promises to be a challenging year. Since we cannot control the macro factors, which are continuing to impact the overall market, our success will be driven by our focus and execution on those things that are within our control.

The core fundamentals of Epicor are strong and have not changed much despite the difficult market. In fact, in many ways we are very well positioned to make the most of several key opportunities.

Just to review some of the good things that are — that we have going for us. We have over 20,000 great customers. We have great employees. We have great up-to-date products. We have a strong, experienced management team, and a sound, attractive business model.

The management team, both senior and middle management and really the majority of the Company is comprised of talented individuals with whom I have worked during my 13 years at Epicor. We have smart, experienced people working for Epicor and I am confident that we have the right people in the right roles.

This team has successfully managed Epicor through a number of turbulent times over the past 13 years. Together I am confident we will successfully weather the current difficult economic climate and emerge as a stronger Company. We do have one key position that needs to be filled and filling the CFO role as quickly as prudently possible is a top priority.

More than ever, our products and technology deliver compelling value and competitive differentiation, but we know that current market conditions are going to delay, and in some cases put on hold, technology buying decisions.

Let me reiterate that more than ever, 2009 will be a year of focusing on execution and managing the things that are within our control. We will continue to be focused on our core industries and verticals, and on delivering products, technologies and services that our customers require. Our vertical strategy and market focus has been fundamental to our success historically and we are continuing to execute well in this regard.

Also critical to our success has been our ability to innovate. Part of meeting our customers’ needs is anticipating their future requirements. In this regard, Epicor reached an important milestone with the release of Epicor 9 this past December.

As you are aware, we began investing in this product five years ago and launched the first phase, which converged several of our manufacturing solutions on a new service-oriented architecture in January of 2005, which was called Vantage 8. This product has been highly successful and has been key to our growth, particularly in North America and Western Europe.

Epicor 9 delivers the next level of our product strategy with a convergence of our industry-leading distribution and services applications, delivered with our original Vantage 8 onto a second generation service-oriented architecture that leverages Web 2.0 technologies, along with all new set of global financial suite.

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FINAL TRANSCRIPT
Feb. 04. 2009 / 5:00PM ET, EPIC - Q4 2008 Epicor Software Earnings Conference Call

With the release of Epicor 9, we can now provide a single product that can be deployed across all major markets and geographies for our targeted industries. We already have approximately 200 orders or requests for Epicor 9, 100 of which are for new customers. And we expect to have more than 10 customers live by the end of the month.

While Epicor 9 is significant for the Company, it is very important to remember that Epicor is not a one product Company. Nor are we solely reliant on Epicor 9 to drive our license, consulting, and maintenance revenues. We have a strong product portfolio that includes both end-to-end full suite solutions, as well as best in class modules and point solutions for the manufacturing, distribution, services, and retail markets.

Just to tell you a few of these, we have things like business intelligence, time and expense management, enterprise performance management, IT service management, procurement and sourcing for ERP, enterprise selling, CRM, loss prevention, and sales audit for retail.

Each of these point solutions is designed to increase productivity and visibility of the business and can deliver our customers a very quick ROI. We had some significant wins in Q4 of 2008 and we expect good traction in 2009 for these solutions.

In difficult times, there is also opportunity and I believe it as important as ever to ensure we continue to plan for the future as we lay the strategic groundwork for the current year. Epicor has a 25-year history of industry leading innovation and we plan to continue this leadership.

For example, let me go back in history and just state a few things for you. In 1992, we brought to market the first financial accounting product designed specifically for the client server commuting — computing environment. The first financial accounting product.

In 2002, we delivered the industry’s first CRM solution built on Microsoft.net. In 2005, we offered the industry’s first manufacturing solution based on 100% service-oriented architecture called Vantage 8.0. And last year, in 2008, we were the first to deliver on a convergent product strategy with the release of Epicor 9. We will continue to prudently invest in selected areas where we see an opportunity for Epicor to realize a meaningful ROI.

Another area directly within our control is continuing to proactively manage costs to ensure that our operating expense are appropriately aligned with our revenue expectations. As we previously announced in November, Epicor took steps to meaningfully reduce operating expenses, including a reduction in force of approximately 10%.

Given market conditions, we currently expect revenues for 2009 year to be flat to slightly down, however through the proactive cost management initiatives we have already implemented, we expect our profitability on those revenues dollars to increase.

Due to the uncertainty and limited visibility in the global economy, we are providing specific forward-looking guidance only one quarter out. While we do not expect to be able to buck the industry or market trends, we are confident about our competitive position and our operating model.

I’m now going to ask Russ to cover some of the financials from the fourth quarter after which I will come back and make some closing remarks.

Russ Clark – Epicor Software – SVP Finance

Thank you, George. As always, our press release and tables provide a significant amount of financial information for 2008, so I will cover some additional details around a few areas of our fourth quarter results and refer you to the release for the remainder of the information.

Non-GAAP revenue was $123.3 million, which is $1.3 million higher than GAAP revenue, due to the impact of NSB purchase accounting deferred revenue adjustments of $1.2 million in maintenance and $100,000 in consulting. You can see the breakout of our Q4 revenue by segments in the statement of operations.

Turning to gross margin detail, non-GAAP maintenance gross margins were 77.8%, up again sequentially by 1.9 percentage points due to our continued focus on margin improvement for our retail products and benefiting from the expense reductions taken in November. Maintenance margins were down slightly year-over-year as expected due to the addition of a larger mix of retail maintenance revenues in 2008.

We continue to see significant returns from our focus on consulting utilization rates with non-GAAP consulting gross margins of 25.7%, growing sequentially by 3.8 percentage points. As expected, consulting margins grew throughout the year, reflecting the improvements being driven throughout our consulting organization.

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FINAL TRANSCRIPT
Feb. 04. 2009 / 5:00PM ET, EPIC - Q4 2008 Epicor Software Earnings Conference Call

Hardware margins were 10.7%, down sequentially from 13.3% in Q3. We expect to continue to see some variability in our hardware revenues and margins due to the timing of customer orders and product mix.

Non-GAAP license gross margins were 81.9%, increasing sequentially by 1.1 percentage points and increasing year-over-year by 3.4 percentage points. The sequential and annual increases are due primarily to a lower mix of third party products.

Total non-GAAP and GAAP Q4 gross margins, excluding amortization, were 56.3% and 55.8% respectively. As anticipated, total gross margins were down slightly year-over-year based on a revenue mix, which had a significantly higher percentage of low margin retail revenues as well as more hardware revenues than the year ago quarter.

As announced in mid-November, during the fourth quarter we undertook a series of cost reduction initiatives designed to improve efficiencies and reduce operating expenses. The steps initiated in November are complete, and we recorded a restructuring charge of $4.4 million in the fourth quarter in line with our expectations. We’re on track to achieve annual savings in excess of $18 million based on these efforts.

Turning to the income line, Q4 GAAP net income was $2.9 million or $0.05 per diluted share and included the $4.4 million restructuring charge. Non-GAAP net income was $13.5 million or $0.23 per diluted share, squarely within the range of guidance we provided in October.

We continue to experience progressive quarterly improvements in GAAP and non-GAAP net income throughout the 2008 year in spite of the challenging economic environment. Adjusted EBITDA margins were strong also, topping 20% for the quarter.

Moving on to operating expenses, all OpEx lines declined sequentially in the fourth quarter, reflecting our focus on expense management and benefiting from little over a month of cost savings related to the initiatives announced in mid-November.

We also benefited from currency movements in our international operations as well as lower than anticipated incentive pay expense as our results for the year were below our original expectations. As a percentage of total revenue, Q4 operating expenses were down approximately 6 percentage points from a year ago, excluding restructuring charges. You can see the breakout by line item in our press release tables.

Moving on to additional quarterly metrics, our mix of America’s and international software license revenues for the quarter was split approximately 69%/31% in line with expectations.

Revenues were impacted by currency headwinds during the fourth quarter. FX impacted our total revenue growth in the fourth quarter by a little over 4% compared to the year earlier period. Due to our international operations, expenses benefited by a similar percentage with the end result being approximately a $0.01 impact to our net income in Q4.

Looking at some balance sheet metrics, as you may know we evaluate our goodwill for impairment on an annual basis in the fourth quarter. However, due to the decline in our stock price to date in 2009, we’re reevaluating our impairment analysis. We expect to complete this analysis prior to our 10-K filing in March.

Collections continue to be strong even in the face of the weak economic environment, coming in at $135 million for the fourth quarter. Fourth quarter free cash flow was strong at $21.5 million, bringing our free cash flow to $56 million for the year.

We continued to use excess cash to pay down our credit facility with payment totaling $12.8 million during the fourth quarter. Our total debt balance as of December 31, 2008 consists of $10 million in current debt related to the current portion of our outstanding term loan and long-term debt of $315 million consisting primarily of our $230 million obligation for our convertible notes, and $85 million of borrowings under the credit facility.

As a reminder, our outstanding convertible notes are not putable until May of 2014 and carry a very favorable interest fate of 2.375%. Additionally, our credit facility is priced at LIBOR plus 2.25%, which is currently around 4.6%.

We did proactively amend the credit facility during the quarter, including reducing the revolver to $100 million, which reduces commitment fees on this unused capacity, adding back up to $4 million of Q4 restructuring costs for covenant calculation purposes, and enabling us to borrow up to $25 million to repurchase convertible notes should we choose to do so.

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FINAL TRANSCRIPT
Feb. 04. 2009 / 5:00PM ET, EPIC - Q4 2008 Epicor Software Earnings Conference Call

Overall, we remain comfortable with our liquidity position. We will continue to pay close attention to our credit facility covenants as 2009 unfolds.

I’d now like to turn the call back to George.

George Klaus – Epicor Software – Chairman, President, CEO

Thanks, Russ. I have a few additional comments prior to opening up the call for questions. While we did not attain all of the goals we set at the beginning of 2008, we believe that Epicor remains on solid financial footing, supported by strong underlying fundamentals and a more competitive suite of products than we’ve ever had in our history.

2008 did have some highlights worth noting and that will serve as our building blocks for 2009. First, as covered earlier, we successfully launched Epicor 9 expanding our addressable markets. Second, we established Epicor as a clear market leader in specialty retail with a successful integration of NSB.

Third, we added 570 new name customers during a very difficult year. Four, customer retention rates for the year continued at record highs and we won back more than 600 customers to annual maintenance contracts, resulting in more than $5 million in incremental maintenance revenue. We made a concerted effort to refocus our consulting organization and were rewarded as consulting margins hit new highs.

And finally, we took proactive steps to align our operating expenses with our anticipated revenues, resulting in an expected annual savings of at least $18 million.

These are meaningful accomplishments during a very challenging year. And when combined with Epicor’s core strengths, provide an excellent foundation as we enter 2009. As I mentioned earlier, it is unrealistic to expect that we will not continue to be impacted by the prevailing current difficulties of the overall market, whether through delayed decisions, longer approval cycles, or reduced budgets. However, we do believe that we are very well positioned to differentiate Epicor from our competitors.

And with that, Lori, we are able and willing to take questions.

QUESTION AND ANSWER

Operator

Thank you, sir. (Operator instructions) And it does look like we will take our first question from Mike Murphy. I’m sorry, Mark Murphy from Piper Jaffray.

Branden Chen – Piper Jaffray – Analyst

Hi. This is Branden Chen for Mark Murphy. Hi George. Can you talk about your retail business in the quarter and what you’re seeing and expecting for fiscal year ‘09?

George Klaus – Epicor Software – Chairman, President, CEO

Well, I mean all you have to do is read the paper, Branden, to know that the retail industry is under pressure. With that said, our retail business in the quarter had a nice EBITDA contribution to our overall bottom line. We have sized the business appropriately. We won some nice orders in the quarter. In fact our largest NLR order in the quarter came from our retail sales organization. And we are well positioned as the leader in the specialty retail space and with any kind of slight return in the market we’ll come back strong.

We also refocused ourselves a little bit and actually tried to move down market a little bit into some of the mid-market, if you will, retail environments, and we’ve been very successful in doing so. And we think that will also bode well for us in ‘09.

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FINAL TRANSCRIPT
Feb. 04. 2009 / 5:00PM ET, EPIC - Q4 2008 Epicor Software Earnings Conference Call

Branden Chen – Piper Jaffray – Analyst

Okay, just to add on to that, I guess what are you expecting for your hardware revenue for fiscal year ‘09?

George Klaus —Epicor Software—Chairman, President, CEO

Do we break that out, Russ?

Russ Clark —Epicor Software—SVP Finance

We haven’t typically provided guidance on hardware specifically.

Branden Chen —Piper Jaffray—Analyst

Okay. And then also, the last question from me is I noticed that the win back decelerated sequentially slightly in the quarter. What are you hearing from customers? Are they just given the macro they’re not [sending] back? Can you talk a little bit about that?

George Klaus – Epicor Software – Chairman, President, CEO

Yeah, I think there might be some of that. But on the other hand, as you continue to win back a lot of customers quarter after quarter after quarter the amount that are left out there to win back get smaller and smaller. So, I think we still had a very excellent quarter in win backs.

Branden Chen – Piper Jaffray – Analyst

Okay, thanks.

Operator

We’ll take our next question from Harish Parwani with Jefferies.

Harish Parwani – Jefferies & Company – Analyst

Hi, guys. This is Harish Parwani for Ross MacMillan. Thanks for taking my question. I was wondering if you could talk a little bit more about costs going forward? Are we sort of done with cost cutting? Or are there any plans to add more sales staff next year as you try to push out the (inaudible) further on? Thanks.

George Klaus – Epicor Software – Chairman, President, CEO

Harish, I think we have a very capable and full sales staff at this point in time. We’ve had our kick off meetings for the year. We have signed our quotas for our sales staff for the year. They are actually quite excited about the opportunities for the year.

From a cost cutting perspective, we will continue as a management team to prudently look at our revenues and compare them with our costs. And we believe that the guidance we’ve given for Q1 is very reasonable and we wouldn’t expect any additional cost cuts as a result of that.

Harish Parwani – Jefferies & Company – Analyst

Okay, thanks. And I was wondering if you could talk about some of the metrics you’ve previously given in terms of deals over $1 million and $500,000, and top 10 deal average? Thanks.

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FINAL TRANSCRIPT
Feb. 04. 2009 / 5:00PM ET, EPIC - Q4 2008 Epicor Software Earnings Conference Call

George Klaus – Epicor Software – Chairman, President, CEO

Yeah, we had one deal over $1 million and it was actually a retail deal. And we had five of them over $500,000.

Harish Parwani – Jefferies & Company – Analyst

And top 10 deal average?

George Klaus – Epicor Software – Chairman, President, CEO

It was over $500,000.

Harish Parwani – Jefferies & Company – Analyst

Okay, thanks a lot then.

George Klaus – Epicor Software – Chairman, President, CEO

That’s license only.

Harish Parwani – Jefferies & Company – Analyst

Okay, got it.

Operator

With KeyBanc Capital we will now hear from Steve Koenig.

Justin Bandy – KeyBanc Capital Markets – Analyst

Hi, guys. This is actually Justin Bandy on for Steve. I was wondering, you guys have said you expect at least $18 million in annual savings from the head count reductions. So, as we think about costs in 2009, I mean should we expect an $18 million decrease in costs? Or what should we think about in terms of costs?

Russ Clark – Epicor Software – SVP Finance

I think if you look at the run rates that we experienced, if you’re thinking about costs, OpEx for example as a percentage of revenues, and again look at run rates for ‘08 and then think about the cost cutting in ‘09. That should be generally around the range, but there may be some cost growth in ‘09 as well, so I don’t know that I look at it as a one to one relationship as we go forward.

Justin Bandy – KeyBanc Capital Markets – Analyst

Okay, got it. Great. And then I’d love to get a little color about in what you saw in the fourth quarter in terms of geographies and in verticals, what was strong, what was weak. And then as we look out into the first quarter of ‘09 and later in the year, kind of what are your expectations for different product lines and geographies? And what were you thinking about in terms of expectations when you gave guidance for the first quarter? Thanks.

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FINAL TRANSCRIPT
Feb. 04. 2009 / 5:00PM ET, EPIC - Q4 2008 Epicor Software Earnings Conference Call

George Klaus –Epicor Software–Chairman, President, CEO

Well, from a geography perspective, the Americas was – slightly outperformed the international market, but I emphasize slightly. We had a particularly good run in the Asia Pacific market.

From a product perspective, I believe our manufacturing products continue to lead the way for us, although retail is settling in and actually even in a difficult environment is – had a very reasonable quarter in Q4.

As we look forward into ‘09, I look for our retail division and our manufacturing products to lead the way. And with our new Epicor 9 product being able to move into a lot of different foreign markets that we haven’t been able to move into before because of the additional financials that we can now serve in those foreign markets. We would expect to be able to expand internationally in that.

And then of course, as pointed out we had some very good point solution sales in the fourth quarter and we are focusing on that and we expect that to deliver some very meaningful ROI to our customers during Q1. So, those would be the main areas that I see as taking advantage of in ‘09.

Justin Bandy – KeyBanc Capital Markets – Analyst

Okay, great. Thank you very much.

Operator

Abhey Lamba with UBS has our next question.

Perry Wong – UBS – Analyst

Hi, yeah. This is Perry Wong for Abhey. I think on the call you had mentioned expectations qualitatively for revenue to be flat to slightly down in 2009.

George Klaus – Epicor Software – Chairman, President, CEO

Correct.

Perry Wong – UBS – Analyst

In terms of quarterly seasonality, how should we think about seasonality for Q2 through Q4? Should we kind of look at FY08 as kind of a – as a benchmark?

George Klaus – Epicor Software – Chairman, President, CEO

Well, I think you maybe could. I mean Q1 is always our most difficult quarter as it is for almost all companies, okay? We take our sales force out of the field for a couple of important meetings, getting them ready for ‘09. So, I think that we can see this year being similar to last. And I don’t know Russ, do you have any more data on that?

Russ Clark – Epicor Software – SVP Finance

Yeah, I think just to follow up maybe on one of the earlier questions on hardware as well. I mean I point out from a seasonal perspective in Q3 of this year; we had an exceptionally large hardware quarter at over $20 million of hardware shipment. So, that’s clearly above and beyond the run rates you’d see and I wouldn’t expect that to happen going forward.

Perry Wong –UBS–Analyst

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FINAL TRANSCRIPT
Feb. 04. 2009 / 5:00PM ET, EPIC - Q4 2008 Epicor Software Earnings Conference Call

Got it, thank you.

Operator

With Cowen and Company, Peter Goldmacher has our next question.

Peter Goldmacher – Cowen and Company – Analyst

Hey, welcome back, George. Welcome back, Damon. Maybe next quarter we’ll have [Parrino] and Duffell on the call.

George Klaus – Epicor Software – Chairman, President, CEO

Peter.

Peter Goldmacher – Cowen and Company – Analyst

I wanted to ask you guys a little bit more about some of your support win backs and renewals. What are generally the reasons people are canceling maintenance? And what are – when you talk to them, what do you tell them to get them to find their wallets again?

George Klaus – Epicor Software – Chairman, President, CEO

Well, what do you mean by canceling? I don’t think they’re canceling.

Peter Goldmacher – Cowen and Company – Analyst

I thought you said that you had customers that weren’t paying maintenance start paying maintenance again?

George Klaus – Epicor Software – Chairman, President, CEO

Well, yeah, okay. So, customers that went off maintenance for one reason or another because maybe they were actually crunched from a financial perspective, or maybe they felt they could do it themselves. And I think one of the major reasons you see people come back on maintenance is they’re missing out on all of the new releases and the new products that we’re bringing forward. And as long as a company is on maintenance, they get our new releases and our new products for nothing.

So, the – we have a sales team that goes back out there and does a very good job of presenting the new releases that we have out for the various number of products we have. And points out the strengths of a product like Epicor 9 and why it’s beneficial for them to be back on maintenance so they can eventually migrate to that.

Peter Goldmacher – Cowen and Company – Analyst

In your prior experience, have you seen customers who have cancelled maintenance come back on prior to a new product release?

George Klaus – Epicor Software – Chairman, President, CEO

Absolutely.

Peter Goldmacher – Cowen and Company – Analyst

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FINAL TRANSCRIPT
Feb. 04. 2009 / 5:00PM ET, EPIC - Q4 2008 Epicor Software Earnings Conference Call

Yeah, and then what happens a year later? Is that when they generally cancel so they don’t pay for a while, they come on, they get what they want and then they go off again?

George Klaus – Epicor Software – Chairman, President, CEO

Oh, no. Absolutely not. Okay, first of all, they must pay back maintenance. And I won’t kid you, we do negotiate that to some degree, but when they come on they – once they get on the latest and greatest product, they’re going to want to – and in this case, Epicor 9 is in the early stages, and so there’ll be a lot of – Epicor 9.1 and 9.2. A lot of great releases coming down the road that they’ll want to have. So, I don’t anticipate that at all.

And I ought to point out that we have a 95% on average retention rate of our maintenance base, which is 10 points above the industry average. And in fact, in Q4 we had a 96% retention, so we are clearly at the top of the heap there in retaining our customers on maintenance.

Peter Goldmacher – Cowen and Company – Analyst

Okay, great. Thanks, guys.

Operator

(Operator instructions) Now we will hear from Brad Sills with Barclays Capital.

Brad Sills – Barclays Capital – Analyst

Hey, guys. Thanks for taking my question. Just a follow-on question on the maintenance renewals. What were you seeing there, I guess, in terms of just add-ons of new products? It sounds like retention rates were normal, renewal rates were normal. Were you seeing anything there in terms of potential drop-off in new product adds?

George Klaus – Epicor Software – Chairman, President, CEO

I don’t think so. Let me give John a chance to talk a little bit here. John?

John Hiraoka – Epicor Software – SVP, Chief Marketing Officer

What we saw as a function of the drivers of maintenance opportunities, we actually think in this market one of the things is a lot of customers will come back on maintenance because these solutions become ever more important in terms of companies driving productivity and profitability. So, I think that’s one of the drivers.

But additionally is they – our products have been brought to maturity, particularly around Epicor 9, the consolidation and bringing together convergence of our retail strategies. Customers are seeing the benefit, they’re seeing the forward direction. And they can see the value of these solutions.

So, they look at that, they look at some of the other opportunities in the market, and they want to have that pass going forward, so they’re renewing maintenance.

George Klaus – Epicor Software – Chairman, President, CEO

Yeah, I might add that we had 100% retention on the retail side from a maintenance perspective.

Brad Sills –Barclays Capital–Analyst

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FINAL TRANSCRIPT
Feb. 04. 2009 / 5:00PM ET, EPIC - Q4 2008 Epicor Software Earnings Conference Call

Okay, good. And then just regarding pipeline for Epicor 9, could you comment on specific verticals or geos where you’re seeing more positive traction there? Or even potential weakness?

John Hiraoka – Epicor Software – SVP, Chief Marketing Officer

Well, Epicor 9 is the follow-on to Vantage 8. And what it does is it allows us to really take now a product worldwide into all of our major markets. One of the things I think a lot of people don’t know is the fact that we’re now able to go in and take a product that services everything from manufacturing distribution, to the services side, into geographies where historically we’ve been, but we haven’t had a new SOA product to go into.

So, with the release of 9, we’re able to go into some of the key markets like Germany, into Poland, into Japan. We’re able to go into markets like the Czech Republic, Sweden, Norway, Finland. Those will all be being rolled out and we already have existing sales force on the ground there. We already have the support facilities. So, we’ll be able to expand into those markets as well as into some of the areas like distribution and even the financials markets, where we haven’t necessarily had a new SOA product. So, we expect Epicor 9 to be a driver across really all of our ERP verticals and into the existing regions as well as new.

Brad Sills – Barclays Capital – Analyst

Got you. And then final question, if I may. I apologize if you mentioned this earlier, but licensed margin consulting, maintenance, and hardware. Did you break that out?

George Klaus –Epicor Software–Chairman, President, CEO

Russ?

Russ Clark – Epicor Software – SVP Finance

Yeah. So, the numbers here that we just went through on license for the quarter, margins at 81.9%. And again that’s – these are all non-GAAP margins due to the NSB deferred revenue haircuts. Services, 25.7%. Maintenance, 77.8%. And hardware, 10.7%.

Brad Sills – Barclays Capital – Analyst

Got it. Thanks very much.

Russ Clark – Epicor Software – SVP Finance

Yup.

Operator

We will now hear from Mark Schappel with Benchmark Company.

Mark Schappel – The Benchmark Company – Analyst

Hi, good evening. And welcome back, George.

George Klaus – Epicor Software – Chairman, President, CEO

Thank you, Mark.

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FINAL TRANSCRIPT
Feb. 04. 2009 / 5:00PM ET, EPIC - Q4 2008 Epicor Software Earnings Conference Call

Mark Schappel – The Benchmark Company – Analyst

Just start off with you. I realize that you’ve only been back for a few weeks, but I was wondering if you could just update us on the CFO search?

George Klaus – Epicor Software – Chairman, President, CEO

I’ve been back six days, Mark.

Mark Schappel – The Benchmark Company – Analyst

I’m a little ahead of myself.

George Klaus – Epicor Software – Chairman, President, CEO

It seems like a few weeks to me. I didn’t know it did to you. But I have already interviewed five candidates. And I would be very disappointed if I didn’t have a commitment from somebody by the end of February. Whether or not they’ll be able to start that fast or not, I don’t know. But it is definitely a top priority.

Mark Schappel – The Benchmark Company – Analyst

Okay, great. And along those lines, given the management changes over the past year, could you just speak to the churn in the sales force, whether you think you would characterize it as above average or tracking with historical norms? Or below average, for that matter?

George Klaus – Epicor Software – Chairman, President, CEO

Well, I don’t really know at the salesman level. Maybe Russ does, but certainly at the management level I don’t think we’ve had any churn at all. So, we – as I mentioned earlier in my talk, we have a very loyal employee group. Our executive management team has on average 15 years of tenure. I don’t think, all the way down to our regional directors in sales, I’m not aware of anybody that actually left the Company from – during ‘08.

So, and this is a sales force I’ve known for a long time. I have a great deal of confidence in them. And I believe that – well, I’m looking very forward to getting back and kicking them in the butt, and having a lot of fun this year.

Mark Schappel – The Benchmark Company – Analyst

Great, thanks. That’s all for me.

Operator

And it appears that we have no further questions. At this time I would like to turn the conference back to Mr. Klaus for any additional or closing comments.

George Klaus – Epicor Software – Chairman, President, CEO

Well, thank you, Lori. And is my – as it is my custom, I want to take this opportunity to thank our employees for all of their hard work and dedication. I know it’s been a tough year, but they have stood there strongly to support our Company. They have stood by Epicor and its customers through good times and bad times. And they’ve done that in the past. I personally could not ask for a better worldwide team. And I am personally very honored to be back leading this group.

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FINAL TRANSCRIPT
Feb. 04. 2009 / 5:00PM ET, EPIC - Q4 2008 Epicor Software Earnings Conference Call

So, I would like to thank all of you. Please feel free to call me at any time. I’m looking forward to 2009 and thanks for joining us on the call today.

Operator

And thank you everyone. That does conclude today’s conference. We do thank you for your participation. On behalf of today’s speakers, I would like to wish everyone a great day.

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